EXHIBIT 99.3

For Immediate Release
Contact:	Willing L. Biddle, CEO,
John T. Hayes, CFO or
James Aries, SVP
Urstadt Biddle Properties Inc.
(203) 863-8200

URSTADT BIDDLE PROPERTIES INC. ACQUIRES SHOPPING CENTER IN BETHEL, CONNECTICUT

Greenwich, CT – January 13, 2014– Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced today that it has acquired the 30,940 square foot Bethel Hub Shopping Center in Bethel, CT.  The Bethel Hub center was purchased with cash for $9,000,000.  The center is co-anchored by a 7,596 square foot Rite Aid Pharmacy and a 13,884 square foot Caraluzzi's liquor store, other tenants in the center include People's Bank, which occupies a 2,500 square foot pad site with a drive-through, Soups Salads and More, Pizzeria Lauretano, a cleaners, and a Laundromat. The Bethel Hub Shopping Center was built in the 1950's and was subsequently expanded in 1967 and 1977.  The shopping center is currently 100% occupied. The Bethel Hub Shopping Center is a very desirable retail destination located in the center of Bethel, CT. that is well protected due to the high barriers to entry. The center is highly visible at the intersection of Greenwood Avenue (Connecticut 302) and Grassy Plain Street. The shopping center is across the street from two prominent retail attractions in Bethel, the famous Sycamore Drive-In, which attracts diners from all over the county, and The Bethel Cinema.
Willing Biddle, CEO of Urstadt Biddle Properties Inc. said, "We are pleased that our acquisition program has again found us a desirable community shopping center in our own back yard of Connecticut.  This acquisition helps to further one of our company goals of investing in high quality grocery or drugstore anchored shopping centers in the suburban areas surrounding New York City."  James Aries, Director of Acquisitions at Urstadt Biddle Properties Inc. adds, "We are pleased to have concluded our second transaction with this seller.  The Bethel Hub Shopping Center is well-located in the heart of Bethel and has exhibited very little tenant turnover in its history.  The center has been on our radar for some time and we are thrilled to finally own it.  Sellers have faith in our ability to close quickly and without complication."
Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust, which owns or has equity interests in 66 properties containing approximately 4.8 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties.  It has paid 176 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 20 consecutive years.

For additional information, please contact Willing L. Biddle, CEO, John Hayes, CFO or James Aries, SVP, Urstadt Biddle Properties Inc. at 203-863-8200.  Follow us on Twitter at https://twitter.com/UrstadtBiddle

This press release contains statements that constitute "forward-looking statements."  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Urstadt Biddle Properties Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.  Urstadt Biddle Properties Inc. undertakes no obligation to update these statements for revisions or changes after the date of this release.